Exhibit 99.1

Star Scientific Files Motion for Judgment/New Trial in Patent Infringement Lawsuit against

RJ Reynolds, Announces Retention of Carter G. Phillips, Esquire as Appellate Counsel

July 7, 2009 – Petersburg, Virginia – Star Scientific, Inc. (NASDAQ:STSI) announced that its trial counsel has filed a motion for Judgment as a Matter of Law and In the Alternative, for a New Trial, with the US District Court in Maryland. The motion requests the Court to set aside the June 16th jury verdict that was reached at the conclusion of the trial of Star’s patent infringement lawsuit against RJ Reynolds Tobacco Company (RJR), and to grant Star a new trial.

If the motion is denied, the next step will be for Judge Garbis to enter final judgment , which will effectively close out the case at the District Court level. Star then can immediately file a notice of appeal with the US Court of Appeals for the Federal Circuit. The company has retained Carter G. Phillips, Esquire, managing partner of the Washington, DC office of Sidley Austin, to head up the Federal Circuit appeal. Mr. Phillips represented Star in its appeal of the 2007 District Court rulings on summary judgment and on the bench trial of RJR’s inequitable conduct defense. That appeal resulted in the unanimous decision by a three-judge Federal Circuit panel, in August 2008, which overturned the District Court rulings and remanded the case to the District Court for a jury trial, which took place in Baltimore, MD beginning May 18, 2009. The Federal Circuit Court of Appeals is known to endeavor to issue opinions on appeals within 12 to 15 months from the filing of the notice of appeal. In Star’s previous appeal to the Federal Circuit, the Court issued its opinion 14 months from the date of the filing of the company’s appeal.

Paul L. Perito, Esq., Star’s Chairman and President, commented that the company “was disappointed and troubled by the inexplicable jury verdict that was reached in the trial. We believe the verdict was contrary to the evidence presented on both infringement and validity, and that the company will be vindicated at the conclusion of the judicial process.”

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Star Scientific, Inc. and its consolidated subsidiaries ( collectively, the “Company”) has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. See additional discussion under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 16, 2009, and other factors detailed from time to time in the Company’s other filings with the SEC, available at www.sec.gov. All information in this release is current as of this date, and the Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Petersburg, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing facilities in Chase City, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

smachir@starscientific.com

(301) 654-8300